Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Vitran Corporation Inc.

Re:	Registration Statement on Form S-3
We consent to the use of our reports dated March 10, 2009, with respect to the consolidated balance sheets of the Vitran Corporation Inc. as of December 31, 2008 and 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the financial statement schedule listed in the Index of the Vitran Corporation Inc.’s Form 10-K filed on March 11, 2009 under Part IV, Item 15(a)(2) and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our audit report on the consolidated financial statements of Vitran Corporation Inc. referred to above contains an explanatory paragraph stating that; on January 1, 2008, Vitran Corporation Inc. changed its method of accounting for fair value measurements in accordance with SFAS 157, Fair Value Measurements, adopted SFAS Statement 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS Statement 115, permitting entities to choose to measure many financial instruments and certain warrant and insurance contracts at fair value on a contract-by-contract basis, and that on January 1, 2007, Vitran Corporation Inc. changed its method of accounting for income tax uncertainties in accordance with guidance provided in FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109.
/s/  KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
September 29, 2009